UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

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CADIZ INC.

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CADIZ INC.
__________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 5, 2012

To our Stockholders:

The annual meeting of stockholders of Cadiz Inc., a Delaware corporation, will be held at the law offices of Theodora Oringher PC, located at 10880 Wilshire Boulevard, Suite 1700, Los Angeles, California 90024, on Monday, November 5, 2012, at 11 a.m., local time, and any adjournments thereof, to consider and act upon the following matters:

(1)	The election of eight members of the Board of Directors, each to serve until the next annual meeting of stockholders or until their respective successors shall have been elected and qualified;

(2)	The ratification of the selection by the Audit Committee of our Board of Directors of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2012;

(3)	The approval of a non-binding advisory resolution regarding the compensation of our named executive officers; and

(4)	The transaction of such other business as may properly come before the meeting and any adjournments thereof.

The accompanying proxy statement contains a more complete description of these proposals.

Only stockholders of record at the close of business on September 12, 2012, are entitled to notice of and to vote at the annual meeting. In order to constitute a quorum for the conduct of business at the annual meeting, holders of a majority of all outstanding voting shares of our common stock must be present in person or be represented by proxy.

Whether or not you expect to attend the annual meeting in person, please either vote your shares via Internet, by phone (detailed instructions are included on the proxy card) or date, sign and mail the enclosed proxy in the postage paid return envelope provided as promptly as possible.  The proxy is revocable and will not affect your right to vote in person if you attend the meeting.

By Order of the Board of Directors
Timothy J. Shaheen Secretary

Los Angeles, California
September 21, 2012

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on November 5, 2012.

Our proxy statement and the 2011 Annual Report to Stockholders are available at http://www.cstproxy.com/cadiz/2012

CADIZ INC.
Annual Meeting of Stockholders

CADIZ INC.
550 S. Hope Street, Suite 2850
Los Angeles, California 90071

PROXY STATEMENT
For
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 5, 2012

INFORMATION ABOUT SOLICITATION AND VOTING

The Board of Directors of Cadiz Inc. (“Cadiz” or “the Company”) is soliciting proxies to be voted at the annual meeting of our stockholders to be held on Monday, November 5, 2012, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.  This proxy statement contains information that may help you decide how to vote.  These proxy materials were mailed on or about September 26, 2012, to all stockholders of record.

Our Annual Report on Form 10-K for the year ended December 31, 2011, including audited financial statements, is being mailed to you with this proxy statement.

RECORD DATE, VOTING SECURITIES AND QUORUM

The Board of Directors has fixed the close of business on September 12, 2012, as the record date for determination of stockholders entitled to notice of, and to vote at, the annual meeting.

On the record date, 15,438,961 shares of our common stock were outstanding.  Holders of common stock are entitled to one vote per share.  Only stockholders of record at the close of business on the record date will be entitled to vote.

The candidates for director receiving a plurality of the votes of the shares present in person or represented by proxy will be elected (Proposal 1).  An affirmative vote of a majority of the shares present or represented by proxy and voting at the meeting is required for ratification of our independent registered public accounting firm (Proposal 2). The affirmative vote of a majority of the shares present or represented by proxy and voting at the meeting is required for approval of the non-binding advisory resolution approving the compensation of our named executive officers (Proposal 3).  While the vote on Proposal 3 is advisory, and will not be binding on us or the Board of Directors, the Board of Directors will review the results of the voting on this resolution and take them into consideration when making future decisions regarding executive compensation as we have already done this year.

If you complete, sign, and date the enclosed proxy and return it before the meeting, the persons named will vote your shares as you specify in the proxy. If you sign, date, and return your proxy but do not indicate how you wish your shares voted, they will be voted for the proposals. If you do not return a signed proxy, or submit your vote via Internet or by phone, then your shares will not be voted unless you attend the meeting and vote in person.

To have a quorum, holders of a majority of all shares of voting stock outstanding on the record date must be present at the meeting, either in person or by proxy.  Abstentions and "broker non-votes" - shares held by brokerage firms for their clients as to which the firms have not received voting instructions from their clients and therefore do not have the authority to vote - will be counted for purposes of determining a quorum, but will be treated as neither a vote "for" nor a vote "against" the proposals. However, because Proposals 2 and 3 require that a majority of the shares present in person or by proxy at the meeting and entitled to vote on the proposal must vote “for” in order for these Proposals to pass, an abstention, because it is not a vote “for”, will have the effect of a negative vote with respect to these Proposals.

Brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote (Proposal 1).  Brokers are also not authorized to vote your shares on the advisory, non-binding vote on executive compensation without your instructions (Proposal 3). We encourage you to provide instructions to your broker regarding the voting of your shares.

REVOCABILITY OF PROXIES

You may revoke a proxy any time before the voting begins in any of the following ways:

     * By giving written notice to our corporate secretary;

     * By signing and delivering a later dated proxy; or

     * By attending and voting in person at the meeting.

COST OF SOLICITATION

We are paying the expenses of this solicitation. If requested, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy material to principals and obtaining their instructions. In addition to solicitation by mail, our directors, officers, and employees may solicit proxies, without extra compensation, in person or by telephone, fax, e-mail, or similar means.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors has nominated the eight persons listed below for election at the annual meeting to serve as directors for a term expiring at the 2013 Annual Meeting of Stockholders or until their respective successors are elected and qualified.

Keith Brackpool
Stephen E. Courter
Geoffrey Grant
Winston H. Hickox
Murray H. Hutchison
Raymond J. Pacini
Timothy J. Shaheen
Scott S. Slater

Each of the nominees currently serves as a director and has agreed to serve as such for another term if elected.  The Board has reviewed the background of the nominees, as set out on the following page, and has determined to nominate each of the current Directors for re-election .  Following the 2011 annual meeting, the Board contained a vacancy which was filled by the Board in February 2012 when Scott S. Slater was named to the position.  Proxies may not be voted for a greater number of persons than eight, representing the number of nominees named in this proxy statement.

The Board believes that each nominee has valuable individual skills and experience that, taken together, provide us with the variety and depth of knowledge, judgment and vision necessary to provide effective oversight of a resource development enterprise like Cadiz.  As indicated in the following biographies, the nominees have extensive and diverse experience in a variety of fields, including water policy (Mr. Brackpool, Mr. Slater and Mr. Shaheen), real estate development (Mr. Hutchison, Mr. Pacini, and Mr. Hickox), environmental stewardship (Mr. Hutchison and Mr. Hickox), agricultural development (Mr. Brackpool and Mr. Shaheen), capital raising (Mr. Brackpool, Mr. Pacini, and Mr. Grant), public accounting (Mr. Pacini, Mr. Shaheen and Mr. Courter), and academia (Mr. Courter and Mr. Slater).

The Board also believes that, as indicated in the biographies, the nominees have demonstrated significant leadership skills as a chief executive officer (Mr. Brackpool, Mr. Hutchison, Mr. Shaheen, Mr. Pacini, Mr. Grant and Mr. Courter) or in government through Cabinet service (Mr. Hickox).  All of the nominees have significant experience in the oversight of public companies due to their service as our directors and directors of other companies.  The Board believes that these skills and experiences qualify each nominee to serve as a director of Cadiz.

Proxies will be voted for the election of the nominees named above unless instructions are given to the contrary. Proxies cannot be voted for a greater number of persons than the number of nominees named.  Should any nominee become unable to serve as a director, the persons named in the enclosed form of proxy will, unless otherwise directed, vote for the election of such other person as the present Board of Directors may designate to fill that position.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE "FOR" THE ELECTION OF EACH NOMINEE AS A DIRECTOR.

DIRECTORS AND EXECUTIVE OFFICERS

The following sets forth certain biographical information, the present occupation and the business experience for the past five years or more of each director who will stand for re-election at the Company’s 2012 Annual Meeting of Stockholders and of each executive officer:

Nominees for Director:

Name	Age	Position

Keith Brackpool	55	Chairman of the Board and Chief Executive Officer

Stephen E. Courter	57	Director

Geoffrey Grant	52	Director

Winston H. Hickox	69	Director

Murray H. Hutchison	73	Director

Raymond J. Pacini	56	Director

Timothy J. Shaheen	52	Director, Chief Financial Officer and Secretary

Scott S. Slater	54	Director, President and General Counsel

Keith Brackpool is a founder of the Company, has served as a member of our Board of Directors since September 1986, and has served as Chief Executive Officer of the Company since December 1991.  Mr. Brackpool assumed the role of Chairman of the Board on May 14, 2001, and was the Chief Financial Officer from May 2003 until October 2005.  Mr. Brackpool also served as President of the Company from December 1991 until April 12, 2011.  Mr. Brackpool has extensive expertise in Western water policy.  He was appointed by former California Governor Gray Davis to co-chair his Agriculture and Water Transition Task Force and also served on the Governor’s Commission on Building for the 21st Century, a diverse panel that developed long-term policy proposals to meet the state’s future water, housing, technology and transportation needs.  Mr. Brackpool is also a principal of 1334 Partners L.P., a partnership that owns commercial real estate.  Previously, Mr. Brackpool served as director and chief executive officer of North American Operations for Albert Fisher Group, a multi-billion dollar food company.

Stephen E. Courter was appointed a director of the Company effective October 9, 2008.  Mr. Courter was originally appointed to the Board as a designee of LC Capital Master Fund for a term expiring at the 2009 annual meeting of stockholders.  Mr. Courter remained on the Board but not as a designee of any entity.  Mr. Courter is currently on the faculty of the McCombs School of Business, University of Texas at Austin (“McCombs”).  Mr. Courter also serves as a director of Pointserve, a privately held information technology firm in Austin, Texas.  Prior to joining the faculty of McCombs, Mr. Courter served as CEO and Director of Broadwing Communications from 2006 to 2007.  Prior to holding that position, Mr. Courter served as CEO and Chairman of NEON Communications from 2000 to 2006.  Prior to 2000, Mr. Courter held various executive positions, both in the United States and Europe in several major telecommunication firms.

Geoffrey Grant was appointed a director of the Company effective January 22, 2007. Mr. Grant is presently a Managing Partner and the Chief Investment Officer of Grant Capital Partners founded in 2008.  Prior to founding Grant Capital Partners, Mr. Grant was a Managing Partner and the Chief Investment Officer of Peloton Partners LLP, a global asset management firm.  Mr. Grant co-founded Peloton Partners LLP in 2005.  Mr. Grant’s career in financial markets spans 27 years beginning at Morgan Stanley in 1982 in foreign exchange options and currency derivatives, then with Goldman Sachs from 1989 to 2004 where he ultimately served as Head of Global Foreign Exchange and Co-head of the Proprietary Trading Group in London.

Winston Hickox was appointed a director of the Company effective October 2, 2006.   Mr. Hickox is currently a partner at California Strategies, a public policy consulting firm.  From 2004 to 2006 Mr. Hickox completed a two-year assignment as Sr. Portfolio Manager with the California Public Employees’ Retirement System (CalPERS) where he assisted with the design and implementation of a series of environmentally oriented investment initiatives in the Private Equity, Real Estate, Global Public Equities, and Corporate Governance segments of the fund’s $211 billion investment portfolio.  Prior to his assignment at CalPers, from 1999 to 2003, Mr. Hickox served as Secretary of the California Environmental Protection Agency and a member of the Governor’s cabinet.  Mr. Hickox’s environmental policy experience also includes membership on the board of the California League of Conservation Voters, including a four-year term as Board President  (1990 - 1994); and two years on the boards of Audubon California and Sustainable Conservation  (2004 - 2006).  Additionally, Mr. Hickox is currently serving as a member of the board of Thomas Properties Group, a publicly traded full service real estate investment firm, and  GRIDiant Corporation, a privately held corporation in the energy technology sector.  Earlier in his professional career, Mr. Hickox was a partner and Managing Director with LaSalle Advisors, Ltd., a major force in the world's real estate capital markets, and a Managing Director with Alex Brown Kleinwort Benson Realty Advisors Corp., where he served as head of the firm’s Portfolio Management Group.

Murray H. Hutchison was appointed a director of the Company in June 1997. He is also a member of the Board of Managers (an LLC's functional equivalent of a Board of Directors) of our subsidiary, Cadiz Real Estate LLC. In his capacity as a manager of the LLC, he performs essentially the same duties on behalf of the LLC as he would as an outside director for a corporation.  Since his retirement in 1996 from International Technology Corporation (“ITC”), a publicly traded diversified environmental management company, Mr. Hutchison has been self-employed with his business activities involving primarily the management of an investment portfolio. From 1976 to 1996, Mr. Hutchison served as Chief Executive Officer and Chairman of International Technology for ITC.  Mr. Hutchison formerly served as Chairman of the Board of Texas Eastern Product Pipelines Company (TEPPCO), a publicly traded company operating in refined petroleum products, liquefied petroleum gases and petrochemical transportation and storage, prior to its acquisition by Enterprise Products Partners L.P. in October 2009.  Mr. Hutchison formerly served as Lead Director on the board of Jack in the Box, Inc., a publicly traded fast food restaurant chain since May 1998 until February 2012.  Mr. Hutchison serves as a director on the board of Cardium Therapeutics, Inc., a publicly traded medical technology company. Additionally, Mr. Hutchison serves as Chairman of the Huntington Hotel Corporation, owner of a privately owned hotel and office buildings, and as a director of several other non-publicly traded U.S. companies.

Raymond J. Pacini was appointed a director of the Company effective June 16, 2005.  Mr. Pacini was originally appointed to the Board as a nominee of ING pursuant to the rights of ING, our prior lender, as a former holder of our Series F preferred stock.  As of June 29, 2006, the Company’s loan with ING was paid in full and ING's right to designate members of our Board of Directors was terminated.  Mr. Pacini remained on the Board as a designee of Peloton, our lender after ING, pursuant to the right of Peloton to designate a single director under the terms of Cadiz Inc.’s credit facility with Peloton.  As of April 16, 2008, LC Capital Master Fund acquired the interest of Peloton in our credit facility.  Peloton’s right to designate a director was personal to Peloton and was not assigned to LC Capital Master Fund.  Mr. Pacini remained on our Board as a director but not as the designee of any entity.  From May 1998 to March 2011, Mr. Pacini served as President, Chief Executive Officer and a Director of California Coastal Communities, Inc. (“CALC”), a residential land development and homebuilding company operating in Southern California which was formerly publicly traded. On October 27, 2009, CALC and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the Central District of California. On March 1, 2011, CALC satisfied the various conditions to its plan of reorganization with the respect to its Chapter 11 bankruptcy cases, emerged from bankruptcy and became a privately held company.  From July 1992 until May 1998, Mr. Pacini was the Chief Financial Officer of CALC (formerly known as Koll Real Estate Group, Inc. and Henley Properties, Inc.).  Mr. Pacini has seven years of experience as a certified public accountant with the accounting firm of Coopers & Lybrand (now known as PricewaterhouseCoopers LLP).

Timothy J. Shaheen was appointed Chief Financial Officer and Secretary in November 2008, and has served as a director of the Company since March 1999.  Effective April 12, 2011, Mr. Shaheen also serves as Chairman and Chief Executive Officer of the Board of Managers of Cadiz Real Estate LLC, a wholly-owned subsidiary of the Company.  Mr. Shaheen is a private investor and principal of Difinity Capital Partners LLP.  Mr. Shaheen is also the sole member and manager of AG Derivatives, L.L.C., which provided agricultural management consulting services to the Company in 2008.  From September 1996 to April 2005, Mr. Shaheen served as the President, Chief Executive Officer and a director of Sun World International.  Mr. Shaheen also served as a Governor appointee to the Los Angeles Regional Water Quality Control Board from 1999 through 2005 and as Chairman of the Food Security Task Force for the United Fresh Fruit and Vegetable Association from 2001 through 2003.  Prior to joining Sun World, Mr. Shaheen served as a senior executive with Albert Fisher North America, a publicly traded international produce company from 1989 to 1996.  Prior to his employment with Albert Fisher, Mr. Shaheen has seven years of experience with the accounting firm of Ernst & Young LLP. Mr. Shaheen is a certified public accountant.

Scott S. Slater became an executive officer of the Company upon his appointment as President on April 12, 2011.  Mr. Slater has served as General Counsel of the Company since November 2008.   Mr. Slater is an accomplished negotiator and litigator and, in addition to his role with the Company, is also a shareholder in Brownstein Hyatt Farber Schreck, the nation's leading water practice firm.  For 27 years, Mr. Slater's practice has been limited to litigation and the negotiation of agreements related to the acquisition, distribution, and treatment of water.  He has served as lead negotiator on a number of important water transactions, including the negotiation of the largest conservation-based water transfer in U.S. history on behalf of the San Diego County Water Authority.  Mr. Slater is also the author of California Water Law and Policy, the state's leading treatise on the subject, and has taught water law and policy courses at University of California, Santa Barbara, Pepperdine University, and the University of Western Australia, among others.

THE BOARD OF DIRECTORS

Directors of the Company hold office until the next annual meeting of stockholders or until their successors are elected and qualified.  There are no family relationships between any directors or current officers of the Company.  Officers serve at the discretion of the Board of Directors.

The Board of Directors is responsible for our management and direction and for establishing broad corporate policies, including our leadership structure.  Mr. Brackpool currently serves as both Chairman of the Board and Chief Executive Officer. The Board believes that having Mr. Brackpool serve in both capacities is in the best interests of the Company and its stockholders because it enhances communication between the Board and management and allows Mr. Brackpool to more effectively execute the Company’s strategic initiatives and business plans and confront its challenges.  The Board believes that the appointment of lead independent Directors for each of its key committees , as well as its overall majority of independent Directors, allow it to maintain effective oversight of management. In addition, the Board of Directors and various committees of the Board regularly meet to receive and discuss operating and financial reports presented by the Chief Executive Officer and other members of management as well as reports by experts and other advisors.

Assessing and managing risk is the responsibility of the management of the Company.  Our Board of Directors oversees and reviews certain aspects of the Company’s risk management efforts.  Annually, the  Board reviews our strategic business plans, which includes evaluating the objectives of and risks associated with these plans.

In addition, under its charter, the Audit Committee reviews and discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

DIRECTOR INDEPENDENCE

Messrs. Hutchison, Pacini, Hickox, Grant and Courter have all been affirmatively determined by the Board to be "independent" under all relevant securities and other laws and regulations, including those set forth in SEC and regulations and pertinent listing standards of the NASDAQ Global Market, as in effect from time to time.  Mr. Grant was a principal of an entity which, until April 2008, held our primary secured credit facility.  However, no payments have been made by us to this entity since April 2008, when this entity assigned its interest in the credit facility to a third party.  As no payments have been made to this entity within our past three fiscal years, Mr. Grant currently meets all of the requirements necessary to qualify as “independent.”

The Company's independent directors meet routinely in executive session without the presence of management.  The Company does not have a lead independent director.

INDEPENDENCE OF COMMITTEE MEMBERS

The Board maintains three committees, whose functions are described below.  The Board has determined that all members of its committees are independent.  Each committee maintains a written charter detailing its authority and responsibilities.  These charters are reviewed periodically as legislative and regulatory developments and business circumstances warrant and are available in their entirety on the Company's website at http://www.cadizinc.com and to any stockholder otherwise requesting a copy.

COMMUNICATIONS WITH THE BOARD

Stockholders wishing to communicate with the Board, or with a specific Board member, may do so by writing to the Board, or to the particular Board member, and delivering the communication in person or mailing it to: Board of Directors c/o Timothy J. Shaheen, Corporate Secretary, Cadiz Inc., 550 S. Hope Street, Suite 2850, Los Angeles, California 90071.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

During the year ended December 31, 2011, the Board of Directors held five formal meetings, conferred on a number of occasions through telephone conferences, and took action, when appropriate, by unanimous written consent.  All members of the Board of Directors were present at each meeting, with the exception of Mr. Grant and Mr. Hickox, who were each unable to attend one telephonic meeting.

The Board of Directors has three standing committees, the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee, each of which is comprised entirely of directors whom the Board has affirmatively determined to be independent, as they meet the objective requirements set forth by the NASDAQ Global Market and the SEC, and have no relationship, direct or indirect, to the Company other than as stockholders or through their service on the Board.

The Audit Committee is responsible for (i) considering the adequacy of the Company's internal accounting control procedures, (ii) overseeing the Company's compliance with legal and regulatory requirements, (iii) reviewing the independent auditor's qualifications and independence, (iv) the appointment, compensation and oversight of all work performed by the independent registered public accounting firm and (v) overseeing the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company.  The Committee advises and makes recommendations to the Board of Directors regarding the financial, investment and accounting procedures and practices followed by the Company.  The Committee operates under a written charter adopted by the Board of Directors, which is available on the Company's website at http://www.cadizinc.com and to any stockholder otherwise requesting a copy.  The Audit Committee is currently composed of Mr. Pacini, Mr. Hickox and Mr. Courter.  The Board has determined that all members of its Audit Committee are independent.  The Audit Committee met five times during the year ended December 31, 2011.  All the members of the Audit Committee were present at each meeting with the exception of Mr. Courter, who was unable to attend one telephonic meeting.

The Compensation Committee oversees compensation of the Chief Executive Officer and key executives and oversees regulatory compliance with respect to the Company's compensation matters.  The Committee also oversees the Company's compensation policy applicable to senior management of the Company and advises and makes recommendations to the Board of Directors regarding the compensation of directors and executive officers.  The Committee operates under a written charter adopted by the Board of Directors, which is available on the Company's website at http://www.cadizinc.com and to any stockholder otherwise requesting a copy.  The Compensation Committee is currently composed of Mr. Hutchison, Mr. Pacini, Mr. Hickox, Mr. Courter and Mr. Grant.  The Board has determined that all members of its Compensation Committee are independent.  The Compensation Committee met once during the year ended December 31, 2011.  All the members of the Compensation Committee were present at the meeting.

The Corporate Governance and Nominating Committee is responsible for the establishment of procedures for the Committee's oversight of the evaluation of the Board and management.  The Committee makes recommendations to the Board of corporate guidelines applicable to the Company.  The Committee is also responsible for the identification and recommendation to the Board of qualified candidates for nomination to the Company's Board of Directors. The Committee will consider director candidates recommended by stockholders provided the nominations are received on a timely basis and contain all information relating to such nominee as is required to be disclosed in solicitations of proxies for elections of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including such person's written consent to being named in the Proxy Statement as a nominee and to serve as a director if elected, the name and address of such stockholder or beneficial owner on whose behalf the proposed nomination is being made, and the class and number of shares of the Company owned beneficially and of record by such stockholder or beneficial owner.  The Corporate Governance and Nominating Committee will consider nominees suggested by stockholders on the same terms as nominees selected by the Corporate Governance and Nominating Committee.  The Corporate Governance and Nominating Committee believes that nominees for election to the Board of Directors must possess certain minimum qualifications.  The Committee will consider a candidate's judgment, skill, diversity, experience with businesses and other organizations of comparable size, financial background, beneficial ownership of the Company, and the interplay of the candidate's experience with the experience of other Board members, among other factors, in assessing a candidate.  Although the Committee does not have a formal diversity policy, it believes that diversity is an important factor in determining the composition of the Board.  Except as set forth above, the Corporate Governance and Nominating Committee does not currently have a formal policy regarding the handling or consideration of director candidate recommendations received from a stockholder, or a formal process for identifying and evaluating nominees for directors (including nominees recommended by stockholders).  These issues will be considered by the Corporate Governance and Nominating Committee, which will then make a recommendation to the Board.  The Corporate Governance and Nominating Committee operates under a written charter adopted by the Board of Directors, which is available on the Company's website at http://www.cadizinc.com and to any stockholder otherwise requesting a copy.   The Corporate Governance and Nominating Committee is currently composed of Mr. Hutchison, Mr. Pacini, Mr. Hickox and Mr. Grant.  The Board has determined that all members of its Corporate Governance and Nominating Committee are independent. The Corporate Governance and Nominating Committee met once during the year ended December 31, 2011.  All the members of the Corporate Governance and Nominating Committee were present at the meeting.

The Board of Directors has determined that Mr. Pacini, a member of the Company's Audit Committee, is an "audit committee financial expert" as that term is defined in Item 401(h) of Regulation S-K under the Securities Act.
We do not have a policy regarding director attendance at our annual meetings. Mr. Shaheen was the only director in attendance at the Company’s 2011 annual meeting of stockholders.

CODE OF ETHICS

The Company has adopted a code of ethics that applies to all of our employees, including our chief executive officer and chief financial officer.  A copy of the code of ethics may be found on our website at http://www.cadizinc.com. Any employee who becomes aware of any existing or potential violation of the code of ethics is required to report it.  Any waivers from and amendments to the code of ethics granted to directors or executive officers will be promptly disclosed on our website at http://www.cadizinc.com.

 COMPENSATION DISCUSSION AND ANALYSIS

OVERVIEW

The Company’s compensation policies and practices are developed and implemented through the Compensation Committee of the Board of Directors.  The Committee’s responsibility is to review and consider annually the performance of our named executive officers in achieving both corporate and individual goals and objectives, and to assure that the Company’s compensation policies and practices are competitive and effective in incentivizing management.

The Compensation Discussion and Analysis section provides a description of the primary elements of our fiscal year 2011 compensation program and policies for the following individuals, who are referred to throughout this Proxy Statement as our named executive officers:

•  Keith Brackpool, Chief Executive Officer
•  Scott Slater, President and General Counsel
•  Timothy Shaheen, Chief Financial Officer

Compensation committee activities in 2011 included:

•	Reviewing guidelines and standards regarding our compensation practices and philosophy;
•	Evaluating the performance of our executive officers;
•	Reviewing and approving the total compensation and benefits of our executive officers, including cash compensation and long-term incentive compensation; and
•	Considering equity incentive plan awards for our executive officers and employees.

For our named executive officers, other than the Chief Executive Officer, the committee established compensation levels based, in part, on the recommendations of the Chief Executive Officer.

This section should be read in conjunction with the “Summary Compensation Table” and related tables pertaining to the compensation earned in 2011 by the named executive officers presented in this Proxy Statement under the caption “Executive Compensation”.

COMPENSATION PHILOSOPHY

Our business plan and goals have historically been and continue to be linked to the development of the Cadiz Valley Water Conservation, Recovery and Storage Project (“Project”, “Cadiz Project”).  The progress made by us in the development of the Project and our land and water resources does not bear a direct relationship to quarterly and annual results of operations due to the nature of developing this long-term project.  Further, our annual cash resources are focused on funding the completion of the development process. It is critical to the development of the Project that the Company attract and retain well-qualified executives familiar with the water sector.  As a result, our executive compensation programs seek to maintain a competitive annual salary structure while emphasizing long-term incentives that are connected to the ultimate implementation of the Project. These programs strive to align the interests of the executive officers and management with those of our stockholders through the use of equity-based programs.  In doing so, the Company intentionally reduces the risk that executives will place too much focus on short-term achievements to the detriment of the long-term goals of the Company.

ELEMENTS OF COMPENSATIOIN

Our compensation program has four primary components: cash salary, performance-based cash awards, long-term incentives through equity stock awards, and benefits. Each element of the Company’s compensation program has been specifically chosen to reward, motivate and incentivize the executives of the Company through the development of the Project.  The Compensation Committee determines the amount for both total compensation and each compensation element through discussions with our management, consideration of benchmarking data, past performance and future corporate and individual objectives.

The four basic elements of compensation, described in further detail below, are:

•
CASH SALARY.   Base cash salaries for our named executives are determined by the Compensation Committee depending on a variety of factors including the scope of their responsibilities, their leadership skills and values, their performance and length of service.  Cash salaries for our named executive officers are intended to create a minimum level of compensation that is competitive with other companies deemed comparable, depending on the prior experience and position of the executive. Decisions regarding salary increases are affected by the named executive’s current salary and the amounts paid to their peers within and outside the Company.

•
PERFORMANCE BASED CASH AWARDS.  The Compensation Committee believes that it is important to offer cash incentives to executives for the achievement of specified objectives that yield increased value for stockholders and will utilize performance based cash awards from time to time to provide additional incentives.

•
LONG-TERM INCENTIVES.  The primary form of incentive compensation that we offer to our executives consists of long-term incentives in the form of equity awards. The use of such long-term incentives is intended to focus and align goals of Company executives with those of stockholders and creates a direct interest in the results of operations, long-term performance and achievement of the Company’s long-term goals.

•
BENEFITS. The Compensation Committee also incorporates retirement, insurance, termination and severance benefits in the compensation program for executive officers.  These benefits are offered to retain top executives, maintain their health and wellness and remain competitive in the industry.  The retirement and insurance benefits are consistent with those benefits offered more broadly to the Company’s employees.

Our overall compensation packages for our named executive officers are currently more heavily weighted toward long-term equity incentives due to the current development timelines of the Cadiz Project and other projects and the focus of the Company on achieving the implementation of these projects.  Even with the emphasis on long-term incentives, our overall compensation is established at a level comparable to our peer group of companies, which share a similar focus on long-term development of assets.

CHANGES FOLLOWING ADVISORY VOTE ON EXECUTIVE COMPENSATION AT 2011 ANNUAL MEETING

At the 2011 Annual Meeting, stockholders voted for the first time on an advisory, non-binding measure on the overall compensation programs of the Company, also referred to as Say on Pay (“SOP”). While less than 55% of shareholders cast votes on the measure, a majority of those that voted did not approve.

Although the SOP proposal was advisory and non-binding, the Company has extensively evaluated the outcome and has sought to improve communications with our stockholders about the goals and objectives of our compensation program since the vote.  We have outreached to our major institutional shareholders to discuss the vote outcome and our current compensation objectives and to encourage voting on the measure at future annual meetings. In addition, we reviewed reports issued by proxy advisory services, which assess corporate compensation policies, for guidance on potential improvements to our compensation programs and presentation of our policies.

Following these efforts, we have added the following elements to our compensation policy and program:

Use of Peer Group

The Company’s main asset consists of a large land position in Southeastern California and its main emphasis is on the permitting of a water project at this unique site. It is difficult to identify directly comparable peer companies because no other company is similarly situated.

As a result, we have historically not identified a peer group in our Compensation Discussion and Analysis section of our proxy.  However, in response to the outcome on last year’s Say on Pay proposal and recommendations we received since the vote, this year the Committee identified a peer group of companies in the property and asset development sectors; specifically companies with comparable market capitalization and an emphasis on the development of real estate in the Southwestern United States for guidance on the pay mix and compensation package of our named executive officers. The peer group includes the following companies:

• Avatar Holdings Inc.
• HomeFed Corporation
• Limoneira Company
• PICO Holdings, Inc.
• Tejon Ranch Co.
• Thomas Properties Group, Inc.

Benchmarking

The Compensation Committee believes it is important to understand and analyze the current compensation programs of other companies when making compensation decisions.  While we have traditionally considered the compensation programs of our peers when determining compensation for our named executive officers, this year the Committee reviewed internally prepared surveys and other publicly available information for our peer group companies and compared the components of the Company’s compensation program for our executive officers with those of the peer group.

Due to the Company’s unique business plan and current focus on development of the Project, the Compensation Committee exercises its discretion in determining compensation packages that may differ from the peer group. Nevertheless, the peer group is instructive in assessing elements of compensation and structure for similarly situated companies.

While the Company’s current compensation program for its executive officers is different than our peers due to our focus on the Water Project, the Committee found our compensation program to be competitive with the peer group.  Consistent with our compensation policies, the base salary of our Chief Executive Officer is in the bottom quartile of this group, while equity incentives and total compensation are at the median of this group.

Performance Objectives

The Committee emphasizes performance objectives for executives when granting long-term equity compensation awards from existing plans as recommended following the SOP outcome.  Currently, as described above, the Company is focused on the performance of objectives related to implementation of the Water Project and fixes equity grants to satisfaction of such project development objectives including both restrictions as to sale and on a vesting schedule commensurate with the anticipated Water Project development timeline.

In 2011, granted shares and options were  earned based on satisfaction of performance targets achieved during the year.

ELEMENTS OF 2011 COMPENSATION

1.  SALARY.  In evaluating base salaries for 2011, the Compensation Committee believed it was important to continue to emphasize long-term incentives as set out below and devote the Company’s cash resources to the ongoing development of the Project.  Therefore, base salaries for 2011 for our executive officers remained the same as in 2009 and 2010.

2.  CASH AWARDS.  As we approach the construction phase of the Water Project, the Compensation Committee currently believes that equity based awards rather than cash based awards allow the Company to better preserve its existing cash resources. Accordingly, there were no performance based cash awards provided to our executive officers during 2011.

3.  LONG-TERM INCENTIVES.  As described above, the Committee has chosen to rely primarily upon equity instruments, such as restricted stock and options, in designing compensation packages for executives.  The Committee views the grant of equity based awards as an incentive for future performance since the value of these equity based awards will increase as our stock price increases, thereby satisfying the Committee’s goal of linking executive compensation to share price appreciation over the longer term and promoting the retention of the key executives throughout the development process of its projects.  The Committee is conscious of the potential dilutive effect arising from the use of equity incentives and tries to limit issuances to maintain appropriate ratios of overall ownership levels in the Company from year to year.

In order for the company to utilize equity based awards as our primary form of incentive compensation and maintain alignment with the goals of shareholders, the Committee and the Board have created plans subject to shareholder approval.  In March 2007, the Board approved a management equity incentive program (the "2007 Incentive Plan"). The 2007 Incentive Plan was also approved by our stockholders at the Company’s 2007 Annual Meeting.  As part of the 2007 Incentive Plan, 1,050,000 shares were reserved for issuance, of which 250,000 shares were granted between 2007 and 2009 to employees of the Company and 800,000 shares were allocated to the CEO and the former Chairman of the Company’s real estate subsidiary subject to the satisfaction of certain performance-based and milestone conditions.  These conditions were not met and the 800,000 shares were cancelled and never issued.

In December 2009, the Board and our senior secured lender approved a new equity incentive program (the “2009 Incentive Plan”), which was also approved by our stockholders at our 2009 Annual Meeting. The 2009 Incentive Plan reserved 850,000 shares for issuance, including no more than 300,000 shares that could be issued as full share grants, to executives and employees.  All stock issued included three year restrictions on sale to require that employees would be limited from achieving gains until completion of the development phase of the Project and also that gains to the employees would be linked to the Company’s overall objective to realize the highest and best use of its assets.  Options were also included in the plan that would be issued with a minimum two year vesting period in order to accomplish two main goals.  First, value would only be realized to the extent there was an increase in share price during the anticipated development phase of the Project, and secondly, the employee would only realize the full value of the grant by seeing the Company through the Project development process.

For 2011, the Compensation Committee considered performance objectives in the development timelines of our projects when awarding shares of restricted stock and options to the named executives.  Objectives achieved in 2011 included:

•	Progressing the development of the Project, including the permitting process;
•	Progressing the development of other Company-owned real estate & water resources;
•	Pursuing other water distribution related opportunities; and
•	Obtaining the financing necessary to continue to invest in the further development of these water related assets.

Based on the progress achieved towards the Company’s development objectives during 2011, a total of 140,000 shares of restricted stock and 100,000 options were issued to named executive officers as detailed in the “Grant of Plan Based Awards” table on page 17.  The restricted stock and options were issued subject to vesting terms consistent with our strategy to recognize annual achievements but also to design compensation to be consistent with the development timeline for the Project.

4.  BENEFITS.  Per the employment agreements described below, Mr. Brackpool and Mr. Shaheen continued to receive retirement and insurance benefits as part of their compensation packages in 2011. Termination and severance terms are adjusted annually in Mr. Brackpool’s and Mr. Shaheen’s employment agreements.

COMPENSATION EVENTS OCCURRING IN 2012

Recognizing that the prohibitions on sale associated with the use of restricted stock incentives causes tax burdens to the recipient, along with the objectives achieved in 2011 as discussed above, the Compensation Committee utilized cash based awards in 2012, consisting of a $300,000 cash award that was granted to Mr. Brackpool in February 2012 and a $200,000 cash award that was granted to Mr. Shaheen in February 2012.  Additionally, Mr. Shaheen’s cash base salary was increased by 10% per annum beginning February 14, 2012.  The Compensation Committee considers these cash awards to be an important component of retaining executives that are subject to long-term restricted stock awards.

AGREEMENTS GOVERNING COMPENSATION

Our Chief Executive Officer, Mr. Keith Brackpool, entered into an amended and restated employment agreement effective May 22, 2009.  The Compensation Committee has taken Mr. Brackpool’s ongoing overall responsibility for our Company's performance and development of our properties into consideration when entering into his employment agreement. In particular, the Compensation Committee took into consideration that Mr. Brackpool, as Chief Executive Officer, has primary responsibility for overseeing the development of our land and water assets; identifying sources of financing for the Company’s working capital needs and for the Water Project, and negotiating the terms of such financings; and identifying additional development opportunities (e.g. water transportation, renewable energy) and leading the Company’s efforts to pursue such additional development opportunities.  Under this amended and restated agreement, Mr. Brackpool's base salary remained unchanged in 2011 at $400,000.   This salary is in the bottom quartile of CEO base salary compensation for our peer group.  In January 2011, Mr. Brackpool received 100,000 restricted shares of common stock under the 2009 Equity Incentive Plan, pursuant to a contractual agreement not to sell any of these shares for a period of three years ending on January 10, 2014.

Our President and General Counsel, Mr. Scott S. Slater, has served the Company since November 2008 pursuant to an agreement with the law firm Brownstein Hyatt Farber and Schreck LLP, where Mr. Slater is also a shareholder.  Mr. Slater is primarily focused on the development of the Company’s Water Project.  Mr. Slater does not currently receive a base salary from the Company for his role as President and General Counsel. Due to the nature of the development of the Project, Mr. Slater’s compensation from the Company has consisted exclusively of long-term incentives.  In April 2011, Mr. Slater received options to purchase 100,000 shares of common stock at an exercise price of $12.51 per share under our 2009 Equity Incentive Plan with such options vesting 1/3 when issued, 1/3 in April 2012 and 1/3 in April 2013.

Our Chief Financial Officer, Mr. Tim Shaheen, entered into a formal employment agreement with the Company effective May 22, 2009.  Mr. Shaheen serves as the Principal Financial Officer of the Company and as Chairman and Chief Executive of the Board of Managers of Cadiz Real Estate LLC, our subsidiary holding title to our land and water assets.  Mr. Shaheen also oversees our agricultural operations.  The employment agreement provides for a base salary as well as for Mr. Shaheen's participation in a Long Term Transaction Incentive Plan and allows for his participation in other management incentive programs that the Board may adopt, including discretionary annual bonuses.  Pursuant to the agreement, Mr. Shaheen’s annual base salary remained unchanged at $300,000 during 2011.  In January 2011, Mr. Shaheen received 40,000 restricted shares of common stock under the 2009 Equity Incentive Plan, pursuant to a contractual agreement not to sell any of these shares for a period of three years ending on January 10, 2014.

SEVERENCE AND CHANGE IN CONTROL PROVISIONS

Our compensation arrangements with Messrs. Brackpool and Shaheen provide for certain severance provisions and benefits associated with various termination scenarios, as well as certain vesting acceleration for equity-based compensation in the event of a change-in-control.  The severance and change in control provisions were determined largely by negotiations between the parties as one of the many elements of a larger negotiation involving the particular executive’s employment or consulting agreement with the Company.  These agreements are designed to be competitive in the marketplace and provide security for these executives in the event that the Company is acquired and their position is impacted. This will allow our executives to consider and implement transformative transactions of significant benefit to our stockholders without undue concern over their own financial situations.

A summary of the severance and change-in-control provisions applicable to compensation arrangements with our executive officers named in the Summary Compensation Table, along with a quantification of the benefits available to each named officer as of December 31, 2011, can be found in the section captioned "Potential Payments upon Termination or Change in Control".

TAX AND ACCOUNTING CONSIDERATIONS

Impact of Code Section 162(m)

The Compensation Committee has considered the impact of provisions of the Internal Revenue Code of 1986, specifically Code Section 162(m). Section 162(m) limits to $1 million our deduction for compensation paid to each of our executive officers, which does not qualify as "performance based".

Shares of stock issued to executives under the 2007 Incentive Plan and 2009 Incentive Plan do not qualify as performance-based compensation, and therefore, the portion of the compensation expense related to the Plans that exceeds $1 million is not deductible.

In light of our federal and state net operating loss carryforwards of approximately $112.5 million and $74.8 million as of December 31, 2011, respectively, we do not expect the tax deductions lost as a result of the application of Section 162(m) to have a material impact upon our financial results.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management of the Company.  Based on this review and discussion, we recommend to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Murray H. Hutchison, Chairman
Stephen E. Courter Geoffrey Grant Winston H. Hickox Raymond J. Pacini

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table shows the compensation awarded to, earned by, or paid during the years ended December 31, 2011, 2010 and 2009, to our chief executive officer, our president, our chief financial officer, and to the then chief executive officer of our subsidiary, Cadiz Real Estate, L.L.C.
Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Keith Brackpool Chairman and Principal Executive Officer	2011 2010 2009	400,000 400,000 400,000	- - -	727,000 573,750 300,000	260,944 1,304,736 -	54,402 46,155 48,760	1,442,346 2,324,641 748,760
Timothy J. Shaheen Principal Financial Officer and Secretary	2011 2010 2009	300,000 300,000 300,000	- - -	290,800 202,500 159,071(4)	130,472 652,368 -	12,963 20,400 11,987	734,235 1,175,268 471,058
Scott Slater President(5)	2011 2010 2009	- - -	- - -	- - -	600,998 - -	- - -	600,998 - -
Richard E. Stoddard Chairman, Cadiz Real Estate LLC(6)	2011 2010 2009	50,000 300,000 300,000	- - -	- - -	65,234 326,186 -	100,000(6) - -	215,234 626,186 300,000
____________________

(1)	The executive officers listed in the Summary Compensation Table above were our only executive officers during the year ended December 31, 2011.

(2)
This column discloses the dollar amount of compensation cost recognized for the respective fiscal year in accordance with FAS123R.  The assumptions used for determining the value of stock awards and options are set forth in the relevant Cadiz Inc. Annual Report to Stockholders in Note 10 to the Consolidated Financial Statements, ”Stock-Based Compensation Plans and Warrants”.

(3)
All Other Compensation includes a 401k match that is generally available to all employees.  Messrs. Brackpool and Shaheen received $16,000 and $10,846, respectively, in 401k matching contributions in 2011.  In 2011, Mr. Brackpool’s Other Compensation also includes $36,197 of company paid expenses related to a leased automobile and $2,205 related to life insurance.  Mr. Shaheen’s Other Compensation for 2011 includes $2,117 in a car allowance.  The value of perquisites for each of the other executive officers was less than $10,000, and thus no amount relating to perquisites is included in the Summary Compensation Table.

(4)	The amounts shown include shares received by Mr. Shaheen under our Outside Director Compensation Program for services performed as a non-employee director.

(5)	Mr. Slater was appointed President of the Company on April 12, 2011, replacing Mr. Brackpool in this position.

(6)
Mr. Stoddard served as Chairman and Chief Executive Officer of the Board of Managers of Cadiz Real Estate LLC, our subsidiary holding title to our land and water assets, until April 12, 2011, at which time he resigned and was replaced in these positions by Mr. Shaheen.  Mr. Shaheen does not receive any additional compensation for serving in these positions.  Following his resignation, Mr. Stoddard received compensation at the rate of $12,500 per month for consulting services pursuant to an Addendum to the Consulting Agreement between the Company and Mr. Stoddard.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth each non-equity incentive plan award and equity award granted to our named executive officers during fiscal year 2011.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)		Estimated Future Payouts Under Equity Incentive Plan Awards Target (#) Shares	All Other Stock Awards: Number of Securities
							Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards($)
Name	Grant Date(1)	Target ($)	Maximum ($)		Number of Shares of Stock or Units (#)	Number of Securities Underlying Options
Keith Brackpool	1/10/2011	-	-	-	100,000(2)	-	-	-
Timothy J. Shaheen	1/10/2011	-	-	-	40,000(2)	-	-	-
Scott Slater	4/12/2011	-	-	-	-	100,000(3)	$12.51	848,464
Richard E. Stoddard	-	-	-	-	-	-	-	-
____________________
(1)	The grant date set forth in this table is the date the grants became effective.

(2)	Restricted shares granted by the Company under the 2009 Equity Incentive Plan.

(3)	Options granted by the Company under the 2009 Equity Incentive Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR

The following table sets forth certain information concerning outstanding stock and option awards as of December 31, 2011, for each named executive officer.

	Option Awards				Stock Awards
Name	Securities Underlying Unexercised Options (#) Exercisable	Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Shares of Stock That Have Not Vested (#)	Market Value of Shares That Have Not Vested ($)
Keith Brackpool	100,000(1) 133,334(2)	- 66,666(2)	12.00 11.50	5/4/15 1/14/20	- -	- -

Timothy J. Shaheen	66,667(2)	33,333(2)	11.50	1/14/20	-	-

Scott Slater	33,334(2)	66,666(2)	12.51	4/12/21	-	-
Richard E. Stoddard	100,000(1) 33,334(2)	- 16,666(2)	12.00 11.50	5/4/15 1/14/20	- -	- -
____________________

(1)	These options were granted by the Company in 2005 under the Company’s then existing Management Incentive Plan.

(2)	Options granted by the Company under the 2009 Equity Incentive Plan.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information concerning stock option exercises and restricted stock vesting during 2011 for each named executive officer.

	Option Awards		Stock Awards
Name	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Keith Brackpool	—	—	—	—
Timothy J. Shaheen	—	—	—	—
Scott Slater	—	—	—	—
Richard E. Stoddard	—	—	—	—

PENSION BENEFITS

We do not have any qualified or non-qualified defined benefits plans.

NONQUALIFIED DEFERRED COMPENSATION

We do not have any non-qualified defined contribution plans or other deferred compensation plans.

EMPLOYMENT ARRANGEMENTS

For the fiscal year ended December 31, 2011, Mr. Brackpool was compensated under an Amended and Restated Agreement effective May 22, 2009 pursuant to which Mr. Brackpool received base compensation of $400,000 per year, plus certain fringe benefits including the use of a leased automobile and life and disability insurance benefits funded by us.  In addition, upon executing the Amended and Restated Employment Agreement in 2009, Mr. Brackpool received an immediate grant of 60,000 shares of common stock under our 2007 Management Equity Incentive Plan.  The Amended and Restated Employment Agreement also provides for Mr. Brackpool's participation in a Long Term Transaction Incentive Plan in addition to allowing for his participation in other management incentive programs that the Board may adopt, including discretionary annual bonuses.  The Amended and Restated Employment Agreement requires Mr. Brackpool to perform his services in a satisfactory manner, but does not require that his services be provided on a full-time basis.  The agreement also provides the Company with protective covenants regarding trade secrets, non-competition, and solicitation of employees.  In January 2010, Mr. Brackpool received 85,000 restricted shares of common stock pursuant to a contractual agreement not to sell any of those shares for a period of three years ending January 14, 2013, and options to purchase 200,000 shares of common stock at an exercise price of $11.50 per share under our 2009 Equity Incentive Plan that vest 1/3 on issuance, 1/3 on January 14, 2011 and 1/3 on January 14, 2012.  In January 2011, Mr. Brackpool received 100,000 restricted shares of common stock under the 2009 Equity Incentive Plan, pursuant to a contractual agreement not to sell any of these shares for a period of three years ending on January 10, 2014.  In February 2012, Mr. Brackpool received a $300,000 discretionary cash award.

Our President and General Counsel, Mr. Scott S. Slater, has served the Company since November 2008 pursuant to an agreement with the law firm Brownstein Hyatt Farber and Schreck LLP, where Mr. Slater is also a shareholder.  Mr. Slater is primarily focused on the development of the Company’s Water Project.  Mr. Slater does not currently receive a base salary from the Company for his role as President and General Counsel.  Due to the nature of the development of the Water Project, Mr. Slater’s compensation from the Company has consisted of long-term incentives.  In April 2011, Mr. Slater received options to purchase 100,000 shares of common stock at an exercise price of $12.51 per share under our 2009 Equity Incentive Plan that vest 1/3 when issued, 1/3 in April 2012 and 1/3 in April 2013.

Effective November 19, 2008, Mr. Timothy J. Shaheen became our Chief Financial Officer.  As of April 12, 2011, Mr. Shaheen also serves as Chairman and Chief Executive Officer of the Board of Managers of Cadiz Real Estate LLC, our subsidiary holding title to our land and water assets.  Initially, his compensation for such services was $10,000 per month, payable in addition to the compensation payable to him for his consulting services to the Company under the then existing consulting agreement between AG Derivatives, L.L.C. and the Company and the compensation he received for service in 2008 as a non-employee director under our Outside Director Compensation Plan.  Mr. Shaheen is the sole member and manager of AG Derivatives, LLC.  As of January 1, 2009, Mr. Shaheen was no longer eligible to participate in our Outside Director Compensation Plan and his compensation for service as our Chief Financial Officer was adjusted to enable him to receive the amount he would have otherwise received under the Outside Director Compensation Plan.  Mr. Shaheen entered into a formal employment agreement with the Company effective May 22, 2009.  The agreement provides for a base salary as well as Mr. Shaheen’s participation in a Long Term Transaction Incentive Plan and allows for his participation in other management incentive programs that the Board may adopt, including discretionary annual bonuses.  Pursuant to the agreement, Mr. Shaheen’s annual base salary was $300,000 from the effective date of this agreement until February 14, 2012, at which time it was increased to $330,000 per annum.  The agreement also provides the Company with protective covenants regarding trade secrets, non-competition, and solicitation of employees.  In May 2009, Mr. Shaheen received a grant of 30,000 shares of common stock under our 2007 Management Equity Incentive Plan.  In January 2010, Mr. Shaheen received 30,000 restricted shares of common stock pursuant to a contractual agreement not to sell any of those shares for a period of three years ending January 14, 2013, and options to purchase 100,000 shares of common stock at an exercise price of $11.50 per share under our 2009 Equity Incentive Plan that vest 1/3 on issuance, 1/3 on January 14, 2011, and 1/3 on January 14, 2012. In January 2011, under the 2009 Equity Incentive Plan, Mr. Shaheen received 40,000 restricted shares of common stock pursuant to a contractual agreement not to sell any of these shares for a period of three years ending on January 10, 2014.  In February 2012, Mr. Shaheen received a $200,000 discretionary cash award.

       For the fiscal year ended December 31, 2011, Mr. Stoddard was compensated in accordance with a Consulting Agreement dated August 1, 2002, and amended on January 1, 2011, pursuant to which he received $12,500 per month.  Following December 31, 2011, the terms of this Consulting Agreement will continue unless and until terminated by the Company upon not less than ninety days prior notice by either party.  As part of the duties performed by Mr. Stoddard under the Consulting Agreement, Mr. Stoddard served as the Chairman and CEO of the Board of Managers of Cadiz Real Estate LLC, the subsidiary of the Company until he resigned from such position on April 12, 2011.  The agreement also provides that Mr. Stoddard will participate in the Management Equity Incentive Plan and as a member of the key management team in any further equity grants considered by the Compensation Committee of the Board of Directors of the Company.  In January 2010, Mr. Stoddard received options to purchase 50,000 shares of common stock at an exercise price of $11.50 per share under our 2009 Equity Incentive Plan that vest 1/3 on issuance, 1/3 on January 14, 2011 and 1/3 on January 14, 2012.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table and summary set forth estimated potential payments we would be required to make to our named executive officers upon termination of employment or change in control of the Company, pursuant to each executive’s employment or consulting agreement in effect at year end.  Except as otherwise indicated, the table assumes that the triggering event occurred on December 31, 2011.

Name	Benefit	Termination without Cause or Resignation upon Company Material Breach ($)	Death or Disability ($)	Termination Following Change of Control ($)

Keith Brackpool	Salary	400,000	800,000	800,000
	Bonus	-	-	-
	Equity Acceleration	-	-	-
	Benefits Continuation(1)	85,171	-	170,342
	Total Value	485,171	800,000	970,342

Timothy J. Shaheen	Salary	165,000	165,000	330,000
	Bonus	-	-	-
	Equity Acceleration	-	-	-
	Benefits Continuation(1)	22,892	-	45,785
	Total Value	187,892	165,000	375,785

Scott Slater	Salary	-	-	-
	Bonus	-	-	-
	Equity Acceleration	-	-	-
	Benefits Continuation(1)	-	-	-
	Total Value	-	-	-

Richard E. Stoddard	Salary	-	-	-
	Bonus	-	-	-
	Equity Acceleration	-	-	-
	Benefits Continuation	-	-	-
	Total Value	-	-	-

____________________

(1)	The benefits continuation amounts include car allowances, 401(k) matching benefits, life insurance and paid vacation.

Termination without Cause or Resignation upon Company Material Breach

Mr. Brackpool’s Amended and Restated Employment Agreement, effective May 22, 2009, provides that if Mr. Brackpool were terminated by us without cause or if he resigns due to a breach of his Amended and Restated Employment Agreement by us, the Company is obligated to pay severance and continuation of benefits (to the extent such benefits could then be lawfully made available by the Company) for one year following the effective date of the termination, as though Mr. Brackpool were continuing to provide services to the Company under his Amended and Restated Employment Agreement.

       Mr. Shaheen’s Employment Agreement, effective May 22, 2009, provides that if Mr. Shaheen were terminated by us without cause or if he resigns due to a breach of his Employment Agreement by us, the Company is obligated to pay severance and continuation of benefits (to the extent such benefits could then be lawfully made available by the Company) for one hundred eighty days following the effective date of the termination, as though Mr. Shaheen were continuing to provide services to the Company under his Employment Agreement.

Termination of Employment Due to Death or Disability

Mr. Brackpool’s Amended and Restated Employment Agreement, effective May 22, 2009, provides that if he dies or became disabled, he or his estate would be entitled to receive severance for two years consisting of his base compensation.

Mr. Shaheen’s Employment Agreement provides that if he dies or became disabled, he or his estate would be entitled to receive severance for one hundred eighty days consisting of his base compensation.

Change in Control

Mr. Brackpool's Amended and Restated Employment Agreement, effective May 22, 2009, provides that if Mr. Brackpool is terminated by us following a change in control, the Company is obligated to pay severance and continuation of benefits (to the extent such benefits could then be lawfully made available by the Company) for two years following the effective date of the termination, as though Mr. Brackpool were continuing to provide services to the Company under his Amended and Restated Employment Agreement.

Mr. Shaheen's Employment Agreement, effective May 22, 2009, provides that if Mr. Shaheen is terminated by us following a change in control, the Company is obligated to pay severance and continuation of benefits (to the extent such benefits could then be lawfully made available by the Company) for one year following the effective date of the termination, as though Mr. Shaheen were continuing to provide services to the Company under his Employment Agreement.

DIRECTOR COMPENSATION

The following table summarizes the compensation earned by each of the non-employee directors in 2011. Directors who are also officers or employees of the Company receive no compensation for duties performed as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Stephen E. Courter	30,000	20,460	-	50,460
Stephen J. Duffy	15,000	20,460	-	35,460
Geoffrey Grant	30,000	20,460	-	50,460
Winston H. Hickox	30,000	20,460	-	50,460
Murray H. Hutchison	30,000	20,460	-	50,460
Raymond J. Pacini	30,000	20,460	-	50,460
____________________

(1)
This column discloses the dollar amount of compensation cost recognized in 2011 based on the fair value at grant date in accordance with FASB ASC Topic 718. These awards were valued at the market value of the underlying stock on the date of grant in accordance with FASB ASC Topic 718.

(2)	Directors of the Company do not receive stock option awards.

DIRECTOR COMPENSATION POLICY

Under the Company's current compensation structure, all non-employee directors are entitled to receive, for each 12 month period ending June 30 of each year, the amount of $30,000, prorated for directors serving less than the full 12 months.  Payments are made in 4 quarterly installments of $7,500.  A director is entitled to a $7,500 fee for any quarter in which services are rendered.   Each June 30, non-employee directors are also entitled to receive a deferred stock award consisting of shares of the Company’s common stock with a value equal to $20,000 (calculated with reference to the average closing price of the Company’s common stock during the one month preceding the annual award date), prorated for directors serving less than the full 12 months.

DIRECTOR STOCK OWNERSHIP POLICY

The Company encourages stock ownership on behalf of its directors.  Thus, the Company’s compensation structure for non-employee directors includes awards of stock as compensation for director services.  See “Director Compensation Policy", above.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2011 with respect to shares of our common stock that may be issued under our existing compensation plans. The table includes plan grants to executive officers and other Company employees.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders	547,500(1)	$11.69	48,513(2)

Equity compensation plans not approved by stockholders	315,000(3)	$12.09	0

Total	862,500	$11.84	48,513
__________

(1)	Represents 10,000 options outstanding under our 2007 Management Equity Incentive Plan and 537,500 options outstanding under our 2009 Equity Incentive Plan as of December 31, 2011.

(2)	Represents 48,513 securities issuable under our 2009 Equity Incentive Plan as of December 31, 2011.

(3)	Represents 315,000 options outstanding under our 2003 Management Equity Incentive Plan as of December 31, 2011.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In fiscal 2011, there were no Compensation Committee interlocks and no insider participation in Compensation Committee decisions that were required to be reported under the rules and regulations of the 1934 Act.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our voting securities, as of the record date for the annual meeting, by each stockholder who we know to own beneficially more than five percent of our common stock, and by each director, each named executive officer, and all directors and executive officers as a group, excluding, in each case, rights under options or warrants not exercisable within 60 days.  All persons named have sole voting power and investment power over their shares except as otherwise noted.

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class
LC Capital Master Fund LC Capital Partners LP LC Capital Advisors LLC LC Capital International LLC Steven Lampe Richard F. Conway c/o Lampe, Conway & Co., LLC 680 Fifth Avenue, 12th Floor New York, New York 10019-5429	2,471,306(1)	14.53%

Altima Partners LLP Altima Funds Mark Donegan Dominic Redfern Altima Partners LLP 11 Slingsby Place, 2nd Floor St Martin's Courtyard London WC2E 9AB	1,842,641(2)	11.73%

Zesiger Capital Group LLC 460 Park Avenue, 22nd Floor New York, New York 10022	1,581,118(3)	10.24%

Persistency Private Equity Limited Camomille International Pte Singapore Andrew Morris 19 W. 44th Street, Suite 312 New York, NY 10036	1,212,117(4)	7.85%

Water Asset Management LLC 509 Madison Avenue Suite 804 New York, NY 10022	1,208,668(5)	7.83%

Frost Gamma Investment Trust 4400 Biscayne Blvd Miami, FL 33137	788,829 (6)	5.11%

Keith Brackpool c/o 550 S. Hope St., Suite 2850 Los Angeles, CA 90071	547,436(7)	3.48%

Timothy J. Shaheen c/o 550 S. Hope St., Suite 2850 Los Angeles, CA 90071	200,000(8)	1.29%

Scott S. Slater c/o 550 S. Hope St., Suite 2850 Los Angeles, CA 90071	75,667(9)	*

Murray Hutchison c/o 550 S. Hope St., Suite 2850 Los Angeles, CA 90071	17,621(10)	*

Raymond J. Pacini c/o 550 S. Hope St., Suite 2850 Los Angeles, CA 90071	8,922(10)	*

Winston H. Hickox c/o 550 S. Hope St., Suite 2850 Los Angeles, CA 90071	7,393(10)	*

Geoffrey Grant c/o 550 S. Hope St., Suite 2850 Los Angeles, CA 90071	6,974(10)	*

Stephen Courter	4,894(10)	*
c/o 550 S. Hope Street, Suite 2850
Los Angeles, CA 90071

All Directors and officers as a group (eight individuals)	868,907(7)(8)(9)	5.46%
____________________

*	Represents less than one percent of the 15,438,961 outstanding shares of common stock of the Company as of the record date.

Footnotes

(1)
Based on Schedule 13D/A filed on November 5, 2010, with the SEC by LC Capital Master Fund Ltd., information provided by LC Capital Master Fund Ltd. and the Company’s corporate records.
As of September 15, 2012, includes 759,492 shares of common stock beneficially and 20,880 shares issuable upon the exercise of warrants acquired in our 2009 private placement.

Includes 585,000 shares of common stock issuable upon conversion of $4,550,000 in principal under our credit facility (the “Loan”) at a conversion rate of $7 per share, 154,950 shares of common stock issuable upon conversion of $1,936,80 in principal and interest under the Loan  at a conversion rate of $12.50 per share,  561,212 shares of common stock issuable upon conversion of $7,576,357 in principal and interest under the Loan at a conversion rate of $13.50 per share, and 237,102 shares of common stock issuable upon conversion of $8,298,582 in principal and interest under the Loan at a conversion rate of $35 per share.

Does not include 34,808 shares of common stock issuable upon conversion of a maximum of an additional $462,375 in interest which may accrue in favor of LC Capital Master Fund Ltd. during the term of the Loan, assuming no further extension of the maturity date of the Loan.  Of the 34,808 shares of common stock, only 7,162 shares were beneficially owned by LC Capital Master Fund Ltd. as of September 15, 2012, as a result of common stock issuable upon conversion of interest that will have accrued within 60 days of September 15, 2012, including 1,550 shares at the conversion rate of $12.50 per share and 5,612 shares at the conversion rate of $13.50 per share.  These 7,162 shares are included.

These securities also may be deemed to be beneficially owned by LC Capital Partners, LP ("Partners"), LC Capital Advisors LLC ("Advisors"), Lampe Conway, LC Capital International LLC ("International"), Steven G. Lampe (“Lampe”) and Richard F. Conway ("Conway") by virtue of the following relationships: (i) Partners' beneficially owns one-third of the outstanding shares of the Master Fund; (ii) Advisors is the sole general partner of Partners; (iii) Lampe Conway acts as investment manager to Partners and the Master Fund pursuant to certain investment management agreements, and as a result of such agreements, Lampe Conway shares voting and dispositive power over the securities; (iv) International acts as investment advisor to the Master Fund pursuant to an investment advisory agreement and, as a result, International shares voting and dispositive power over the securities; and (v) Lampe and Conway act as the sole managing members of each of Advisors, Lampe Conway and International and are the natural persons with voting and dispositive power over these securities.

Includes 145,508 shares held by Steven G. Lampe over which he has sole voting and dispositive power.  Master Fund disclaims beneficial ownership over these securities.

LC Capital and/or its affiliates have designated Mr. Stephen E. Courter, a director of the Company, as their designee on our Board of Directors.

(2.)
Based upon a Schedule Form 13F filed on July 25, 2012 with the SEC and our corporate records of stock issuances, Altima Partners and related entities (Altima Funds, Dominic Redfern, Mark Donegan) own an aggregate of 1,842,641 shares of the Company’s common stock. This figure includes 48,000 shares of stock issuable upon exercise of warrants acquired by affiliates of Altima Partners in our October 2009 private placement and 222,223 shares of stock issuable upon exercise of warrants acquired by affiliates of Altima Partners in our November 2011 private placement. Altima Partners (and its Funds) has shared voting and dispositive power as to 1,521,818 shares of the stock, including 214,667 shares of stock issuable upon the exercise of warrants acquired in our 2009 and 2011 private placements.  Mr. Redfern and Mr. Donegan have shared voting and dispositive power as to 1,818,341 shares of the stock, including the 270,223 shares of stock issuable upon the exercise of warrants acquired in our 2009 and 2011 private placements.  Mr. Donegan has sole voting and dispositive power as to 24,300 shares, over which Altima Partners and Mr. Redfern disclaim any beneficial ownership.

(3.)
Based upon a Schedule Form 13F filed on August 13, 2012  and a Schedule Form 13G/A filed on February 1, 2012 with the SEC, Zesiger Capital Group LLC  owns an aggregate of 1,581,118 shares of the Company’s common stock and has sole voting power as to 1,140,785 shares and sole dispositive power as to 1,581,118 shares. Pursuant to the Schedule 13G/A, Zesiger Capital Group LLC disclaims beneficial ownership of such securities, which are held in discretionary accounts which Zesiger Capital Group LLC manages. No single client owns more than 5% of the securities.

(4..)
Based upon a Schedule Form 13G/A filed on February 14, 2012, with the SEC and our corporate records of stock issuances, the listed related entities own an aggregate of 1,212,117 shares of the Company’s common stock.  Persistency Private Equity Limited and Camomille International Pte Singapore have shared voting and dispositive power as to 1,183,465 shares and Andrew Morris, the Managing Member of Persistency Capital, LLC, has sole voting and dispositive power as to 28,652 shares.  Persistency Private Equity Limited and Camomille International Pte Singapore disclaim beneficial ownership over these securities.

(5.)
Based upon a Schedule Form 13F filed on August 14, 2012 with the SEC and our corporate records of stock issuances, Water Asset Management LLC owns an aggregate of 1,208,668 shares of the Company’s common stock. Water Asset Management LLC has sole voting and dispositive power over the shares.

(6.)
Based upon a Schedule 13G/A filed on February 8, 2012 with the SEC, Frost Gamma Investment Trust beneficially owns 788,829 shares of the Company’s common stock and has sole voting and dispositive power as to the stock.

(7.)
Includes 85,000 shares issued under the 2009 Equity Incentive Plan, which Mr. Brackpool has a contractual agreement not to sell for a period of three years ending January 14, 2013, and 100,000 shares issued under the 2009 Equity Incentive Plan, which Mr. Brackpool has a contractual agreement  not to sell for a period of three years ending January 10, 2014. Includes 300,000 shares underlying presently exercisable options.

(8.)
Includes 30,000 shares issued under the 2009 Equity Incentive Plan for which Mr. Shaheen has a contractual agreement not to sell for a period of three years ending January 14, 2013, and 40,000 shares issued under the 2009 Equity Incentive Plan, which Mr. Shaheen has a contractual agreement not to sell for a period of three years ending January 10, 2014.  Also includes 100,000 shares underlying presently exercisable options.

(9.)	Includes 66,667 shares underlying presently exercisable options. Does not include 33,333 options, which will vest on April 12, 2013.

(10.)
Does not include 2,759 shares awarded on June 30, 2012 to each independent director pursuant to the Company’s Outside Director Compensation Plan.  These shares will vest and be issued on January 31, 2013.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities ("reporting persons"), to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company.  Reporting persons are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of reports and amendments thereto on Forms 3, 4 and 5 furnished to us by reporting persons and forms that we filed on behalf of certain directors and officers, during, and with respect to, our fiscal year ended December 31, 2011, and on a review of written representations from reporting persons to us that no other reports were required to be filed for such fiscal year, all Section 16(a) filing requirements applicable to our reporting persons were satisfied in a timely manner, except that a form 5 filing of Mr. Richard Stoddard, a Form 3 filing of Mr. Slater, and a Form 4 filing of Mr. Hickox were inadvertently filed late.

AUDIT COMMITTEE REPORT

As of December 31, 2011, the Audit Committee is composed of Raymond J. Pacini, Stephen E. Courter and Winston H. Hickox.

Each member of the Committee is an independent director as defined under the listing standards of the NASDAQ Global Market. The Committee operates under a written charter that is reviewed on an annual basis.  During fiscal 2011, the Audit Committee performed all of its duties and responsibilities under its charter.  The purpose of the Audit Committee is to assist the Board of Directors in its oversight of management's control of the Company’s financial reporting processes.

Management is responsible for the preparation, presentation, and integrity of the Company's financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations.  The Audit Committee reviews the Company’s accounting and financial reporting process on behalf of the Board of Directors.  In that regard, of the five times the Committee met in 2011, three of these meetings and one meeting in 2012 were to exercise the Committee's responsibilities related to the Company's quarterly and annual financial statements for fiscal 2011 and management's assessment of the effectiveness of our internal controls over financial reporting as of December 31, 2011.  During these meetings, the Committee reviewed and discussed with management and PricewaterhouseCoopers LLP, our independent registered public accounting firm, our consolidated financial statements, including our audited consolidated financial statements for the year ended December 31, 2011, and financial reporting process, including the system of internal controls over financial reporting and significant accounting policies applied by the Company.

The Audit Committee also reviewed the report of management contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the Securities and Exchange Commission, as well as PricewaterhouseCoopers LLP's Report of Independent Registered Public Accounting Firm included in our 2011 Annual Report on Form 10-K related to its audit of: (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting.  The Audit Committee continues to oversee the Company’s efforts related to its internal controls over financial reporting and management's preparations for the evaluation of its internal controls for fiscal 2012.

      The Committee is directly responsible for the appointment, compensation, retention and oversight of the work of PricewaterhouseCoopers LLP. The Committee regularly meets in executive session with PricewaterhouseCoopers LLP, without management present, to discuss the results of their examinations, evaluations of the Company’s internal controls and the overall quality of our financial reporting.

Our independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements of the Company and expressing an opinion on the conformity of our financial statements with U.S. generally accepted accounting principles. The Committee discussed with the Company’s independent registered public accounting firm the scope and plan for its audits including the review of internal controls prescribed in Section 404 of the Sarbanes-Oxley Act of 2002. The Committee has discussed with PricewaterhouseCoopers LLP the matters that are required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees) as adopted by the Public Company Accounting Oversight Board in Rule 3200T. PricewaterhouseCoopers LLP has provided the Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Committee concerning independence, and has discussed with the PricewaterhouseCoopers LLP its independence from the Company. The Committee also considered the nature and scope of the non-audit services provided by PricewaterhouseCoopers LLP to the Company and the compatibility of these services with PricewaterhouseCoopers LLP's independence. The Committee pre-approves all audit and permitted non-audit services to be performed by our independent registered public accounting firm pursuant to the terms of the Committee's written charter.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011.  The Committee also appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2012, and has recommended that such appointment be submitted to the Company’s stockholders for ratification at the 2012 Annual Meeting of Stockholders.

THE AUDIT COMMITTEE

Raymond J. Pacini, Chairman
Stephen E. Courter Winston H. Hickox

PRINCIPAL ACCOUNTANT FEES AND SERVICES

For the fiscal years ended December 31, 2011 and 2010, professional services were performed by PricewaterhouseCoopers LLP.  The Company’s Audit Committee annually approves the engagement of outside auditors for audit services in advance.  The Audit Committee has also established complementary procedures to require pre-approval of all audit-related, tax and permitted non-audit services provided by PricewaterhouseCoopers LLP, and to consider whether the outside auditors' provision of non-audit services to the Company is compatible with maintaining the independence of the outside auditors.  The Audit Committee may delegate pre-approval authority to one or more of its members.  Any such fees pre-approved in this manner shall be reported to the Audit Committee at its next scheduled meeting.  All services described below were pre-approved by the audit committee.

All fees for services rendered by PricewaterhouseCoopers LLP aggregated $321,000 and $252,000 during the fiscal years ended December 31, 2011 and 2010, respectively, and were composed of the following:

Audit Fees.  The aggregate fees accrued by the Company for the audit of the annual financial statements during the fiscal years ended December 31, 2011 and 2010, for reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q, and for assistance with and review of documents filed with the SEC were $321,000 for 2011 and $263,000 for 2010.

Audit Related Fees.  No audit-related fees were billed by PricewaterhouseCoopers LLP to the Company during the fiscal years ended December 31, 2011 and 2010.

Tax Fees.  No tax fees were billed by PricewaterhouseCoopers LLP to the Company during the fiscal years ended December 31, 2011 and 2010.

All Other Fees.  No other fees were billed during the fiscal years ended December 31, 2011 and 2010.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There have been no transactions during our last fiscal year with our directors and officers and beneficial owners of more than five percent of our voting securities and their affiliates requiring disclosure, except for the following:

As previously reported in our Form 8-K filed July 11, 2011, on July 8, 2011 we sold 363,636 shares of Common Stock to three institutional buyers (including 18,182 shares to Zesiger Capital Group, LLC., a holder of more than 5% of our Common Stock) at the price of $11 per share for total proceeds of $4,000,000. The shares were registered with the Securities and Exchange Commission pursuant to the Company’s shelf registration statement

As previously reported in our Form 8-K filed December 1, 2011, on November 30, 2011 we completed a direct private placement with affiliates of Altima Partners LLP (collectively, “Altima”), a holder of more than 5% of our Common Stock, pursuant to which we issued 666,667 shares of Common Stock at a price of $9 per share for aggregate proceeds of $6,000,000. For every three shares of Common Stock issued, Altima received one Common Stock purchase warrant entitling the holder to purchase, commencing 90 days from the date of issuance and prior to December 8, 2014, one share of Common Stock at an exercise price of $13 per share.

POLICIES AND PROCEDURES WITH RESPECT TO RELATED PARTY TRANSACTIONS

Our Audit Committee Charter requires that the Audit Committee review and approve all related-party transactions between the Company, on the one hand, and directors, officers, employees, consultants, and any of their family members, on the other hand.  In addition, our written Conflicts of Interest policy provides that no employee, officer or director may use or attempt to use his or her position at the Company to obtain any improper personal benefit for himself or herself, for his or her family, or for any other person.

       In order to implement these requirements, the Company requires that prior to entering into any transaction with the Company a related party must advise Company management of the potential transaction.  Management will, in turn, provide to the Audit Committee a description of the material terms of the transaction, including the dollar amount, the nature of the related party’s direct or indirect interest in the transaction, and the benefits to be received by the Company from the transaction.  The Audit Committee may make such other investigations as it considers appropriate under the circumstances.  The Audit Committee will also consider whether the benefits of the proposed transaction could be obtained by the Company upon better terms from non-related parties, and whether the transaction is one that would be reportable by the Company in its public filings.  The Audit Committee will then make a determination as to whether the proposed transaction is in the best interests of the Company and should therefore be approved.

PROPOSAL 2

APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit our financial statements for the 2012 fiscal year.  Stockholder ratification of this appointment is not required by our bylaws or other applicable legal requirements.  However, consistent with our past practice, the appointment of PricewaterhouseCoopers LLP is being submitted to our stockholders for ratification.  In the event stockholders do not ratify PricewaterhouseCoopers LLP as our independent certified public accountants for the 2012 fiscal year, the Audit Committee will reconsider its selection of PricewaterhouseCoopers LLP, but will not be required to select another firm to audit the Company’s financial statements.  Even if the stockholders do ratify the appointment, the Audit Committee, in its discretion, may appoint a different firm at any time during the year if it believes that such a change would be in the best interests of the Company and our stockholders.  PricewaterhouseCoopers LLP has advised us that neither it nor any of its partners or associates has any direct or indirect financial interest in or any connection with the Company other than as accountants and auditors.  A representative of PricewaterhouseCoopers LLP is expected to be present and available to answer appropriate questions at the annual meeting, and will be given the opportunity to make a statement if desired.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL 2.

PROPOSAL 3

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

This proposal, commonly referred to as a “say-on-pay” proposal, gives our stockholders the opportunity to consider the compensation of our named executive officers as described in this proxy statement. This proposal is not intended to address any specific item of compensation, but rather to provide an opportunity for our stockholders to express their opinion of the overall compensation program for our named executive officers and the philosophy, policies and practices described in this proxy statement.

As described more fully in the Compensation Discussion and Analysis section of this proxy statement, the Company is focused on the long-term development of its significant land and water assets and, as a result, our compensation programs have been designed to attract and retain well-qualified executives with experience in the water and asset development sector, a highly competitive and specialized marketplace, and to encourage achievement of our business and financial objectives for our assets, which are typically long-term in nature.  The Compensation Committee has established competitive compensation programs that emphasize incentives that encourage our executive officers to achieve our  long-term goals and also align the financial interests of the executive officers and management with those of our stockholders. These long-term incentives are also guided by stockholder approved plans, an important feature of our compensation philosophy and program.

We request our stockholders to consider and approve the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures is hereby APPROVED.”

This vote is nonbinding and advisory. However, our Board and Compensation Committee will consider the outcome of the vote when making decisions related to the executive compensation for our named executive officers in the future.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR"
APPROVAL OF THE NON-BINDING ADVISORY RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

OTHER MATTERS

The Board of Directors does not know of any other matters that may come before the annual meeting. However, if any other matter shall properly come before the annual meeting, the proxy holders named in the proxy accompanying this statement will have discretionary authority to vote all proxies in accordance with their best judgment.

STOCKHOLDER PROPOSALS

Stockholder proposals to be included in our proxy statement for the 2013 annual meeting must be received by the Secretary of the corporation at 550 S. Hope Street, Suite 2850, Los Angeles, California 90071 no later than December 31, 2012. For a proposal to be included, you must comply with the rules of the SEC governing the submission of stockholder proposals.

Under our bylaws, no business may be brought before the 2013 annual meeting unless it is specified in the notice of the meeting, is otherwise properly brought before the meeting by or at the direction of the Board of Directors, or is properly brought before the meeting by a stockholder who has delivered notice to the Secretary of the corporation (containing certain information specified in the bylaws) not less than 90 days prior to the annual meeting. If such a stockholder notice is not timely but is nevertheless presented at the 2013 annual meeting, the proxies solicited for that meeting may confer discretionary voting authority with respect to the business proposed. These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in our proxy statement.

ADDITIONAL INFORMATION

This proxy statement is accompanied by our Annual Report on Form 10-K for the year ended December 31, 2011.  Exhibits to the Form 10-K will be made available to stockholders for a reasonable charge upon their written request to the Company, Attention: Corporate Communications, 550 S. Hope Street, Suite 2850, Los Angeles, California 90071.

By Order of the Board of Directors

Los Angeles, California
September 21, 2012

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held November 5, 2012. The Proxy Statement and our 20011 Annual Report to Stockholders are available at: http://www.cstproxy.com/cadiz/2012

FOLD AND DETACH HERE AND READ THE REVERSE SIDE
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PROXY
CADIZ INC.
SOLICITED ON BEHALF OF THE COMPANY AND APPROVED BY THE BOARD OF DIRECTORS
The undersigned hereby constitutes and appoints Keith Brackpool and Timothy J. Shaheen, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place, and stead of the undersigned, to appear at the fiscal 2012 Annual Meeting of Stockholders of Cadiz Inc. to be held on the 5th day of November 2012 at 11 a.m., local time, at the law offices of Theodora Oringher PC located at 10880 Wilshire Boulevard, Suite 1700, Los Angeles, California 90024 (pursuant to the Notice of Annual Meeting dated September 21,  2012, and accompanying proxy statement), and at any postponement or adjournment thereof, and to vote all of the shares of Cadiz Inc. that the undersigned is entitled to vote with all the powers and authority the undersigned would possess if personally present in accordance with the following instructions.

(Continued on reverse side)

CADIZ INC.
Voting by telephone or Internet is quick, easy and immediate.  As a Cadiz Inc. stockholder, you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Standard Time, on November 4, 2012.

Vote Your Proxy on the Internet:
www.cstproxyvote.com.
Have your proxy card available when you access the website. Follow the prompts to vote your shares.

Vote Your Proxy by Phone:
Call 1 (866) 894-0537.
Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE
VOTING ELECTRONICALLY OR BY PHONE

Vote Your Proxy by Mail:
Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, WHICH RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3.

1.	ELECTION OF DIRECTORS	FOR	WITHHOLD
AUTHORITY
(To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below)			

01.	Keith Brackpool
02.	Stephen E. Courter
03.	Geoffrey Grant
04.	Winston Hickox
05.	Murray H. Hutchison
06.	Raymond J. Pacini
07.	Timothy J. Shaheen
08.	Scott S. Slater

2.	Ratification of PricewaterhouseCoopers LLP as independent auditor.	FOR 	AGAINST 	ABSTAIN 
3.	Advisory vote on executive compensation as disclosed in the proxy materials	FOR 	AGAINST 	ABSTAIN 

4.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

COMPANY ID:
PROXY NUMBER:
ACCOUNT NUMBER:

Signature(s)	Signature(s)	Date

Please sign exactly as name appears hereon.  When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.